EMPLOYMENT AGREEMENT
This Employment Agreement (this “Employment Agreement”), effective as of May 29, 2015 (the “Effective Date”), is entered into by Wingstop Restaurants Inc., a Texas corporation (the “Company”), and Larry D. Kruguer, in his individual capacity (“Executive”), on the terms and conditions as follows:
§ 1.    TERM OF EMPLOYMENT
Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company for a term of five (5) years, starting on the Effective Date and ending on the 5th anniversary of such date. The employment term described in this § 1 is referred to in this Employment Agreement as the “Term.”
§ 2.    POSITION AND DUTIES AND RESPONSIBILITIES
(a)    Position. Executive shall be the Company’s SVP, President of International Operations.
(b)    Duties and Responsibilities. During the Term, Executive shall serve as the Company’s SVP, President of International Operations and shall devote all of Executive’s business time, skill and energies to promote the interests of the Company and to serve such positions with the Company as may be reasonably assigned by the Chief Executive Officer of the Company consistent with the title of SVP, President of International Operations of the Company. Executive will also serve in such positions with Wingstop Inc. (“Parent”) as may be reasonably assigned by the Board of Parent. Executive shall undertake to perform all of Executive’s duties and responsibilities for the Company, Parent and any current and/or future affiliates of the Company in good faith and on a full-time basis and shall at all times act in good faith in the course of Executive’s employment under this Employment Agreement in the best interests of the Company and its affiliates.
§ 3.    COMPENSATION AND BENEFITS
(a)    Base Salary. Executive’s base salary shall be $300,000 per year (the “Base Salary”), starting as of the Effective Date, which Base Salary is (i) payable in installments, in accordance with the Company’s standard payroll practices and policies for senior executives, and (ii) subject to such withholding and other taxes as required by law or as otherwise permissible under such practices or policies.
(b)    Employee Benefit Plans. Executive is eligible to participate in the employee benefit plans, programs and policies maintained by the Company in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time.
(c)    Bonus. Beginning in 2015, Executive will be eligible for an annual bonus (not to exceed 40% of Executive’s Base Salary) (the “Annual Bonus”) based on a combination (as determined by the Board in its discretion) of the Company’s achievement for each year of (i) the Company’s Free Cash Flow Budget, (ii) the Company’s growth targets, and (iii) such other performance targets determined by the Compensation Committee of Wingstop, Inc. “Free Cash Flow” means the Company’s earnings before interest, taxes, depreciation, amortization, and capital expenditures. The Free Cash Flow Budget and growth targets for each fiscal year will be submitted by the Company’s management to the Board of Directors of the Parent (the “Board”) and will be approved by the Board after discussion with management, subject to any changes determined by the Board. The Company’s performance against the annual Free Cash Flow Budget and growth targets, for purposes of determination of the Annual Bonus, will be based upon the Company’s audited financial statements. Payment of the Annual Bonus will be subject to the terms of the Company’s annual executive bonus plan. For fiscal year 2015 only, Executive will only be eligible to receive a pro-rata portion of the Annual Bonus based on his start date. The pro-rata portion will be equal to one half of the Annual Bonus target. For fiscal year 2015 only, Executive will also be paid a signing bonus that is guaranteed and in the amount of $100,000 and will be paid upon Board approval concurrent with the payment of the Annual Bonus. If Executive is no longer employed by the Company prior to the first anniversary of the Effective Date, for any reason, Executive will repay to the Company a portion of the 2015 bonus equal to $100,000, within five (5) business days following written request from the Company.

The annual Free Cash Flow performance will be adjusted to take into consideration earnings that result from extraordinary capital expenditures/investments (i.e., those that are in excess of budgeted capital expenditures taken into account in the Free Cash Flow Budget).

(d)    Paid Time Off. Executive shall accrue up to 20 days of paid time off on a pro rata basis during each successive one-year period in the Term. Accrued paid time off shall be taken at such time or times in each such one-year period so as not to materially and adversely interfere with the business of the Company and in no event shall more than ten days of paid time off be taken consecutively without approval by the Chief Executive Officer or the Board. Executive shall have no right to carry over unused paid time off from any such one-year period to any other such one-year period or to receive any additional compensation in lieu of taking Executive’s paid time off.
(e)    Business Expenses. Executive shall be reimbursed for reasonable and appropriate business expenses incurred and appropriately documented in connection with the performance of Executive’s duties and responsibilities under this Employment Agreement in accordance with the Company’s expense reimbursement policies and procedures for its senior executives.
(f)    Moving Expenses. The Company will pay Executive a fixed amount equal to $90,000, to cover any and all moving and transition expenses incurred by Executive in connection with his relocation to Dallas, Texas (the “Reimbursement Amount”). Payment of the Reimbursement Amount will be contingent upon Executive providing the Chief Executive Officer written confirmation that Executive has permanently relocated Executive’s primary residence to Dallas, Texas. Executive has agreed that such will occur on or before October 1, 2015. Payment of the Reimbursement Amount will be made, subject to applicable withholdings, on the next payroll date following the Chief Executive Officer’s receipt of such written confirmation. Executive will not otherwise be entitled to be reimbursed for any expenses incurred in connection with his relocation, including moving costs for all personal belongings, costs associated with visiting Dallas, Texas (as needed), brokerage commissions on the sale of his existing home in Ohio, or any other fees or expenses. If Executive is no longer employed by the Company prior to the first anniversary of the Effective Date, for any reason, Executive will repay the full Reimbursement Amount to the Company within five (5) business days following written request from the Company.

§ 4.    TERMINATION OF EMPLOYMENT AND SEVERANCE
(a)    Right of Termination. The Company shall have the right to terminate Executive’s employment at any time, and Executive shall have the right to resign at any time, subject to the obligations and conditions contained herein.
(b)    Payments Upon Termination. Upon termination of Executive’s employment with the Company for any reason, the Company shall pay to Executive on his last day of employment with the Company all Base Salary earned by Executive through his last day of employment, and any earned and payable (but as of yet unpaid) Annual Bonus for the previous year.
(c)    Severance.
(1) If, following the first anniversary of the Effective Date and during the Term of the Employment Agreement, the Company terminates Executive without Cause, then, upon Executive’s Termination of Employment (as defined below), the Company shall (in lieu of any other severance benefits under any of the Company employee benefit plans, programs or policies) continue to pay Executive’s Base Salary at the time of such termination for a period of twelve (12) months. Such severance will be payable in equal bi-monthly installments in accordance with the Company’s normal payroll practices, subject to such withholding and other taxes as may be required or as otherwise permissible under the Company’s practices or policies.
(2) The Company shall have no obligation to make any severance payments under § 4(c)(1) if (i) Executive violates any of the provisions of § 5 of this Employment Agreement, (ii) Executive fails to relocate to Dallas, Texas on or before October 1, 2015 and the Company has not otherwise extended the date for relocation in a writing signed by the Chief Executive Officer; (iii) the Company chooses not to renew this Employment Agreement either at the expiration of its initial term or at any point thereafter, or (iv) Executive does not execute and deliver (without revoking) to the Company a general release in form and substance satisfactory to the Company of any and all claims he may have against the Company, its parent, and their affiliates, including Roark Capital Management, LLC (the “Release”), within five (5) days following Executive’s Termination of Employment.
(3) Executive waives Executive’s rights, if any, to have the payments provided for under this § 4(c) taken into account in computing any other benefits payable to, or on behalf of, Executive by the Company.

(4) Notwithstanding anything to the contrary in this Employment Agreement, if a change of control of the Company occurs, neither the Company, Parent, nor any acquirer of the Company or Parent will have any obligation to make severance payments under this Section as a result of such change of control unless Executive’s employment is terminated without Cause simultaneously with such change of control.
(5) “Termination of Employment” means the date on which Executive’s “separation from service” occurs within the meaning of § 409A of the Internal Revenue Code.
(6) The severance payments described in § 4(c)(1) shall commence within the sixty (60) day period following the Executive’s Termination of Employment provided the Executive executes the Release and the Release becomes effective and irrevocable within such sixty (60) day period and provided, further, that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, such payments shall be made or shall commence in the second calendar year.
(d)    Termination by the Company for Cause or by Executive.
(1)    The Company shall have the right to terminate Executive’s employment at any time for Cause, and Executive shall have the right to resign at any time.
(2)    If the Company terminates Executive’s employment for Cause or Executive resigns, the Company’s only obligation to Executive under this Employment Agreement (except as provided under § 4(g)) shall be to make the payments required under § 4(b).
(e)    Cause. “Cause” shall exist if Executive (i) is indicted for, or pleads guilty or nolo contendere to, a felony or, (ii) in the good faith determination of the Board, (a) engages in gross neglect or willful misconduct; (b) breaches Executive’s duties to the Company or Parent; (c) otherwise breaches in any material respect any provision of this Employment Agreement or any other agreement between Executive and the Company or Parent; (d) engages in any activity or behavior, including substance abuse, that is or could be harmful to the property, business, goodwill, or reputation of the Company or Parent; or (e) commits theft, larceny, embezzlement, fraud, any acts of dishonesty, illegality, moral turpitude, insubordination, or mismanagement; provided, however, that Executive may not be terminated for "Cause" under (ii)(c) above unless Executive fails to cure any such breach (if the Board determines that it is curable) to the good faith satisfaction of the Board within 10 days after notice of the breach; and provided further, that Executive shall only be entitled to one such opportunity to cure under this Employment Agreement.
(f)    Termination for Disability or Death.
(1)    Disability. The Company may terminate the Term if Executive is unable substantially to perform Executive’s duties and responsibilities hereunder to the full extent required by the Board by reason of a Permanent Disability, as defined below. Executive shall upon his Termination of Employment by reason of a Permanent Disability, be entitled to the following: (i) any amounts earned, accrued or owing but not yet paid, which amounts shall be paid within thirty (30) days following such Termination of Employment; and (ii) continued participation, in accordance with the terms of such plans, in those employee welfare benefit plans in which Executive was participating on the date of termination which, by their terms, permit a former employee to participate. In such event, the Company shall have no further liability or obligation to Executive for compensation under this Employment Agreement. Executive agrees, in the event of a dispute under this § 4(f)(1), to submit to a physical examination by a licensed physician selected by the Board. For purposes of this Employment Agreement, “Permanent Disability” has the same meaning as for purposes of the Company’s permanent disability insurance policies which now or hereafter cover the permanent disability of Executive or, in absence of such policies, means the inability of Executive to work in a customary day-to-day capacity for six (6) consecutive months or for six (6) months within a twelve (12) month period, as determined by the Board.
(2)    Death. The Term shall terminate in the event of Executive’s death. In such event, Executive’s estate shall be entitled upon Executive’s death to (i) any amounts earned, accrued or owing but not yet paid, which amounts shall be paid within thirty (30) days following such Termination of Employment; and (ii) any other benefits to which Executive is entitled in accordance with the terms of the applicable plans and programs of the Company. The Company shall have no further liability or obligation under this Employment Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

(g)    Benefits at Termination of Employment. Executive will have, upon termination of his employment, the right to receive any benefits payable under the Company’s employee benefit plans, programs and policies that Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits), independent of Executive’s rights under this Employment Agreement.

§ 5.    COVENANTS BY EXECUTIVE
(a)    The Company’s Property.
(1)    Executive, upon the termination of Executive’s employment for any reason or, if earlier, upon the Company request, shall promptly return all “Property” that had been entrusted or made available to Executive by the Company.
(2)    The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment that relate to the Company business, products or services.
(b)    Trade Secrets.
(1)Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company and will not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any “Trade Secret” that Executive may have acquired during the term of Executive’s employment by the Company for so long as such information remains a Trade Secret, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Trade Secret pursuant to a such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Trade Secret.
(2)The term “Trade Secret” means information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that are not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of reasonable efforts by the Company to maintain its secrecy.
(3)This § 5(b) and § 5(c) are intended to provide rights to the Company that are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of trade secrets and Confidential Information.

(c)	Confidential Information.
(1)    Executive while employed by the Company and after termination of such employment for any reason shall, for so long as the information remains Confidential Information, hold in a fiduciary capacity for the benefit of the Company and shall not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any “Confidential Information” that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Confidential Information pursuant to a such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Confidential Information.
(2)    The term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company relating to its businesses that is or has been disclosed to Executive or of which Executive becomes aware as a consequence of or through Executive’s relationship with the Company, and is not generally known to the Company’s competitors, including customer lists, details of client or consultant contracts, the terms and conditions of this Employment Agreement, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, licensing strategies, advertising campaigns, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, employee compensation information, business acquisition plans and new personnel acquisition plans, which are not otherwise included in the definition of a Trade Secret under this Employment Agreement. Confidential Information shall not include any information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
(d)    Ownership of Work Product.
(1)    Executive acknowledges and agrees that Executive will be employed by the Company in a position that could provide the opportunity for conceiving and/or reducing to practice developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”). Accordingly, Executive agrees to promptly report and disclose to the Company in writing all Work Product conceived, made, implemented, or reduced to practice by Executive, whether alone or acting with others, during Executive’s employment by the Company. Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided, however, that this § 5(d)(1) shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company was used and that was developed entirely on Executive’s own time, unless the Work Product (i) relates directly or indirectly to the Company’s business or its actual or demonstrably anticipated research or development, or (ii) results from any work performed by Executive for the Company. The Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available to the Work Product.
(2)    Executive agrees to perform, upon the reasonable request of the Company, such further acts as may be reasonably necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product, including (i) executing, acknowledging and delivering any requested affidavits and documents of assignment and conveyance, (ii) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to the Work Product in any countries, (iii) providing testimony in connection with any proceeding affecting the right, title or interest of the Company in any Work Product, and (iv) performing any other acts deemed necessary or desirable to carry out the purposes of this Employment Agreement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company’s request in connection with the foregoing.
(e)    Non-Competition; Non-Solicitation.
(1)    While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive will not, whether as an employee, consultant, advisor, independent contractor, or in any other capacity,  provide management or executive services, similar to those that Executive provided to the Company or its affiliates at any time during the last twenty-four (24) months (or such shorter period if less than twenty-four (24) months) of Executive's employment with the Company, to or on behalf of any Competing Business in the Territory regardless of where Executive is physically located. For purposes of this Employment Agreement, the term “Territory” means the United States, and the term “Competing

Business” means any business that (i) owns, operates, develops or franchises a restaurant (whether dine-in, take-out, home delivery or otherwise) or related business which derives 20% or more of its gross revenues from the sale of any combination of chicken wings, boneless chicken wings, chicken strips and any other chicken product sold at a Wingstop location, and (ii) operates in any state in which the Company has a franchised location or is operating a company store (or has an executed development agreement or franchise agreement) as of the last date of Executive’s employment. Executive acknowledges and agrees that the Territory identified in this § 5(e)(1) is the geographic area in or as to which he is expected to perform services or have responsibilities for the Company and its affiliates by being actively engaged as a member of the Company’s management team as SVP, President of International Operations during his employment with the Company.
(2)    The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than one percent (1%) of any class of securities of any company which is a Competing Business or having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such company, guarantees any of its financial obligations, consults with, advises, or otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.
(3)    While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly solicit or attempt to solicit, with a view to or for the purpose of competing with the Company or its affiliates in any  Competing Business, any customers or franchisees of the Company or its affiliates with whom Executive had or made contact in the course of Executive’s employment by the Company.
(4)    While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive will not, directly or indirectly, (i) solicit or attempt to solicit any potential franchisee with whom Executive had material contact in the course of Executive’s employment with the Company to enter into a franchise agreement with any other person, firm or entity of a type generally similar to or competitive with the franchise arrangements of the Company, or (ii) encourage any franchisee to terminate its franchise relationship with the Company.
(5)    While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, hire, or solicit or attempt to solicit any officer, employee or independent contractor, consultant or advisor of the Company or its affiliates with whom Executive had contact in the course of Executive’s employment with the Company to terminate or reduce his or her employment or business relationship with the Company or its affiliates and shall not assist any other person or entity in such a solicitation.
(6)    In return for your obligations and undertakings pursuant to this Employment Agreement, including the obligations set forth in § 5, the Company promises to provide you with certain of its trade secrets and/or confidential information, and to provide you with specialized instruction and training, to the extent such instruction, training, confidential information and/or trade secrets are necessary for you to perform your duties for the Company.  You agree that these promises, in addition to your employment or continued employment with the Company, and the other promises contained herein are sufficient consideration for your entering into this Employment Agreement.
(f)    Non-Disparagement.     Executive will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, the Board, or any of their respective current, former or future affiliates, or any current, former or future shareholders, partners, managers, members, officers, directors, employees, franchisors or franchisees of any of the foregoing (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, franchisees, potential franchisees, suppliers, investors, potential investors, business partners or potential business partners.

(g)    Cooperation. Executive will cooperate with all reasonable requests by the Company (or any affiliate of the Company) for assistance in connection with any matters involving the Company (or any affiliate of the Company), including by providing truthful testimony in person in any legal proceedings without having to be subpoenaed.
(h)    Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this § 5 are obligations that will continue beyond the date Executive’s employment with the Company terminates, regardless of the reason for such termination, and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. In addition, the Company shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this § 5, including seeking injunctive relief.
(i)    Remedy for Breach. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this § 5 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this § 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this § 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses that the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this § 5 shall be construed as agreements independent of any other provision of this or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.
§ 6.    SECTION 409A COMPLIANCE
(a)    The Company and Executive agree that this Employment Agreement will be administered and interpreted in good faith in a manner which is intended to minimize the risk that Executive will be subject to tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), with respect to any payments to be made or benefits to be provided to Executive by the Company pursuant to the terms of this Employment Agreement, and the Company and Executive agree to cooperate fully and in good faith with one another to seek to minimize such risk.
(b)    Notwithstanding any other provision of this Employment Agreement, no payments shall be made and no benefits shall be provided under this Employment Agreement as a result of Executive’s termination of employment unless Executive has a “separation from service” within the meaning of Section 409A in connection with such termination of employment, and Executive and the Company acknowledge and agree that a “separation from service” may come before, after or coincide with any such termination of employment and that the payments otherwise to be made at a termination of employment and that the benefits otherwise to be provided at a termination of employment shall only be made or provided at the time of the related “separation from service”. Furthermore, Executive and the Company acknowledge and agree that all or any part of any payment to be made or benefit to be provided to Executive during the 6 month and 1 day period which starts on the date Executive has a “separation from service” (other than by reason of Executive’s death) shall be delayed and then paid (in a lump sum without interest) or provided (without interest) on the first business day which comes 6 months and 1 day after the date of Executive’s “separation from service” if the Company acting in good faith determines that (1) Executive is a “specified employee” within in the meaning of Section 409A and (2) making such payment or providing such benefit during such 6 month and 1 day period would put Executive at risk for any taxes or penalties under Section 409A.
(c)    With respect to items eligible for reimbursement under the terms of this Employment Agreement, (i) the amount of such expenses eligible for reimbursement, or in kind benefits provided, in any taxable year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided, in another taxable year, (ii) no such reimbursement or in kind benefit may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred.
(d)    The Company and Executive intend that each installment of payments and benefits provided under this Employment Agreement shall be treated as a separate identified payment for purposes of Section 409A and that neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits if a determination is made in good faith that any such acceleration or deferral would present a risk that Executive would be subject to any tax under Section 409A.

(e)    Executive acknowledges and agrees that nothing in this Employment Agreement shall be construed as a covenant by the Company that no payment will be made or benefit will be provided under this Employment Agreement which will be subject to taxation under Section 409A or as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Employment Agreement including any tax consequences under Section 409A. Finally, Executive agrees that Executive shall be the only person responsible for paying all taxes due with respect to such payments and benefits.
§7    MISCELLANEOUS
(a)    Notices. All Notices and all other communications which are required to be given under this Employment Agreement must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via e-mail to the recipient, in each case as follows:
If to the Company:    Stephen Aronson
Wingstop Restaurants Inc.
c/o Roark Capital Management
1180 Peachtree Street
Suite 2500
Atlanta, GA 30309
Telecopy No.: (404) 591-5201
saronson@roarkcapital.com

With A Copy To:    King & Spalding LLP
1180 Peachtree Street
Atlanta, GA 30309
Attention: William G. Roche
Telecopy No.: (404) 572-5133
broche@kslaw.com

If to Executive:    Larry D. Kruguer
145 North High Street #700
Columbus OH 43215

or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto.

(b)    No Waiver. Except for any notice required to be given under this Employment Agreement, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.
(c)    Applicable Law. This Employment Agreement shall be governed by the laws of the State of Texas (except to the extent that its choice of law provisions would call for the application of the law of another jurisdiction).
(d)    Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company and this Employment Agreement constitutes the entire agreement of the Company and Executive with respect to such terms and conditions. Executive acknowledges that Executive is not obligated under any contract or other agreement that would conflict with Executive’s obligations under this Employment Agreement and Executive’s ability to perform Executive’s duties and responsibilities under this Employment Agreement upon commencement of and during the Term.
(e)    Amendment. No amendment to this Employment Agreement shall be effective unless it is both: (i) agreed to and signed by Executive and the Company, and (ii) reviewed and approved by the Board.
(f)    Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement. If any court construes any provision or portion of this Employment Agreement to be unenforceable because of the scope or duration of such provision, it is the intention of the parties that the court reduce or reform the scope or duration to its greatest enforceable level.
(g)     Arbitration. The Company and Executive shall have the right to obtain from a court an injunction or other equitable relief arising out of the Executive’s breach of the provisions of § 5 of this Employment Agreement. However, any other controversy or claim arising out of or relating to this Employment Agreement, any alleged breach of this Employment Agreement, or Executive’s employment by the Company or the termination of such employment, including any claim as to arbitrability or any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, shall be settled by binding arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award.
(h)    Costs of Enforcement. Except as prohibited by applicable law, the prevailing party in any action brought under this Employment Agreement, including any action to enforce the provisions of § 5, any arbitration under § 7(g), or any action to enforce any arbitration award under § 7(g), shall be awarded and the non-prevailing party shall pay the prevailing party’s attorneys’ fees and related expenses, and the non-prevailing party shall pay all arbitration filing and administration fees as well as all fees and expenses of the arbitrator. If a party files a claim and subsequently withdraws it, that party will be considered the non-prevailing party for purposes of this § 7(h).
(i)    No Challenge. Notwithstanding any provision of this Employment Agreement to the contrary, Executive covenants and agrees that Executive will not (i) file any claim, lawsuit, demand for arbitration, or other proceeding challenging the validity or enforceability of any provision of this Employment Agreement, or (ii) raise, as a defense, the validity or enforceability of any provision of this Employment Agreement, in any claim, lawsuit, arbitration or other proceeding. Should Executive violate any aspect of this § 7(i), Executive agrees (A) that, in the case of a breach of clause (i) of the preceding sentence, such claim, lawsuit, demand for arbitration, or other proceeding shall be summarily withdrawn and/or dismissed; (B) that Executive will pay all costs and damages incurred by the Company and its Affiliates in responding to or as a result of such claim, lawsuit, demand for arbitration, or other proceeding (including reasonable attorneys’ fees), or such defense, as the case may be; (C) that Executive will immediately forfeit any right to receive any severance payments under § 4(c) of this Employment Agreement; and (D) that Executive will immediately repay any such payments or distributions that were received by Executive under §4(c) after the Termination Date.
(i)    Assignment. This Employment Agreement may not be assigned by Executive. This Employment Agreement may be assigned by the Company, without Executive’s consent, to (1) any affiliate of the Company, or (2) any other successor in interest to the Company’s business and assets (whether by merger, sale of assets, contribution of assets or otherwise). This Employment Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns.
(j)    Interpretation. As used in this Agreement, the word “including” means “including, without limitation” in each instance.

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IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement in multiple originals to be effective on the Effective Date.

WINGSTOP RESTAURANTS INC.		EXECUTIVE

By:	/s/ Jay Young	/s/ Larry D. Kruguer
Name:	Jay Young	Larry D. Kruguer
Title:	General Counsel

Date:	May 29, 2015	Date: May 29, 2015

[Signature Page to Employment Agreement]